Exhibit 99.1

For Further Information:
R. Troy Dewar, CFA
Vice President, Investor Relations
(203) 740-5610
Press Release	tdewar@photronics.com

Photronics Reports Third Quarter Fiscal 2021 Results

•	Revenue was a record $170.6 million, up 7% sequentially and 8% year-over-year

•	Net income attributable to Photronics, Inc. shareholders was $17.1 million, or $0.28 per diluted share, and includes a gain on the sale of a fixed asset of $3.5 million, or $0.06 per diluted share

•	Cash provided by operating activities was $54.9 million, capex was $18.8 million, share repurchases were $12.5 million, and ending cash balance was $283.2 million

•	Fourth quarter 2021 guidance: revenue between $171 and $179 million with diluted EPS between $0.21 and $0.29

BROOKFIELD, Conn. August 25, 2021 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2021 third quarter ended August 1, 2021.

Third quarter revenue was $170.6 million, up 7% compared with the previous quarter and 8% compared with the same quarter last year. Integrated circuit (IC) revenue was $117.8 million, up 5% sequentially and 8% compared with the third quarter of last year. Flat panel display (FPD) revenue was $52.9 million, up 11% compared with last quarter and 7% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $17.1 million, or $0.28 per diluted share, compared with $10.5 million, or $0.17 per diluted share, for the second quarter of 2021 and $10.8 million, or $0.17 per diluted share, for the third quarter of 2020.

"Demand trends that we observed over the first two quarters of 2021 continued into the third quarter as we achieved record revenue on a consolidated basis as well as for both IC and FPD,” said Peter Kirlin, chief executive officer. “Design activity was strong, and we were able to expand our global manufacturing presence by adding new tools to our operations. Third quarter margin expansion was in line with our demonstrated ability to keep cost under control even as production increases. Most importantly, we maintained a strong balance sheet, enabling us to invest in organic growth and return cash to shareholders through our share repurchase activity. As the leading merchant photomask manufacturer, we expect our business to continue to grow throughout the balance of this year, and remain on track to deliver on our long-term target model objectives.”

Fourth Quarter 2021 Guidance

For the fourth quarter of 2021, Photronics expects revenue to be between $171 million and $179 million, and net income attributable to Photronics, Inc. shareholders to be between $0.21 and $0.29 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 25, 2021. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years. As of October 31, 2020, the company had 1,728 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual and Quarterly filings with the Securities and Exchange Commission under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, the current pandemic and future recurrences and other developments with respect thereto, governmental responses to the pandemic and related matters, changes in end markets resulting therefrom, changes in investment, tax, trade, exchange and other laws and regulations, compliance with local, State and Federal laws, rules and regulations including, but not limited to, import and export controls, tariffs and penalties, fines and violations related thereto, as well as economic, competitive, legal, governmental, political, monetary and fiscal policy, and technological factors and decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements or, except as required to be disclosed in filings or furnishings with the Securities and Exchange Commission, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.